Exhibit 10.35

October 17, 2012

Aram Adourian

11 Bartkus Farm Road

Concord, MA 01742

Re:	Side Letter Agreement Regarding Terms and Conditions of Employment

Dear Aram:

Thank you for the recent discussions regarding modifications to the terms and conditions of your employment, as currently in effect. We are providing you with this letter agreement (the “Side Letter Agreement”), to outline the terms and conditions of these modifications, as agreed between you and BG Medicine, Inc. (the “Company”). These terms and conditions became effective on October 4, 2012 (the “Effective Date”).

1. Your position shall be Senior Vice President and Chief Scientific Officer of the Company.

2. Your annual base salary shall be $275,000 per year, less standard withholdings and deductions, paid in accordance with the Company’s regular payroll practices.

3. You shall remain eligible to receive an annual bonus of up to thirty five percent (35%) of your annual base salary, under the same terms and conditions that currently apply to your bonus eligibility. Your annual bonus, if any, shall be paid to you no later than March 15th of the calendar year immediately following the calendar year for which it was earned. You must be employed by the Company at the time that any such annual bonus is paid in order to be eligible for and have earned any such annual bonus.

4. Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”) issued pursuant to the Company’s 2010 Employee, Director and Consultant Stock Plan (the “Stock Plan”), and subject to Board approval, you shall be granted an option to purchase forty thousand (40,000) shares of common stock of the Company at an exercise price equal to the Fair Market Value (as defined in the Stock Plan) of the stock at the time of the grant. The option shall vest 25% on the first (1st) anniversary of the Effective Date and thereafter the remaining 75% shall vest in equal installments on a quarterly basis over a period of three (3) years following such first anniversary, provided that you remain employed by the Company on the vesting day.

5. Should the Company involuntarily terminate your employment for reasons other than for “Cause” or “Disability” (as these terms are defined in the Stock Plan) or death, and should such termination not result in eligibility for a “Change of Control Payment” under your August 1, 2007 Amended and Restated Change of Control Cash Severance Agreement (“Change of Control Agreement”) with the Company, then, conditioned upon your execution and non-revocation of a separation agreement in a form satisfactory to the Company (which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees) and your compliance with your obligations set forth in your Non-Competition, Confidentiality and Intellectual Property

Agreement executed herewith, the Company shall provide you with: (a) payments equal to six (6) months of your then current base salary, payable in periodic installments over six (6) months, in accordance with the Company’s normal payroll practices; and (b) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law and if you properly elect to receive benefits under COBRA, six (6) months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination. If you are entitled to a “Change of Control Payment” under your Change of Control Agreement, then you shall not be entitled to the above-described payments and benefits.

6. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important and, as part of your employment with the Company, you have been and shall be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a condition of your continued employment and receipt of the compensation and benefits described herein, you agree to enter into the enclosed Non-Competition, Confidentiality and Intellectual Property Agreement.

7. Other than the modifications described above, along with the Non-Competition, Confidentiality and Intellectual Property Agreement that you will execute herewith, your employment with the Company shall continue under the same terms and conditions as in existence prior to the Effective Date (including, but not limited to, the terms and conditions of your June 27, 2000 Offer Letter Agreement with the Company and the Change of Control Agreement).

8. You acknowledge and agree that if any offer letter, employment agreement or related agreement requires a consent to a change or modification in any term or condition of employment, or prior written notice of any such change or modification, then the parties’ signing of this Side Letter Agreement shall constitute such written consent and/or prior written notice. You further acknowledge and agree that, to the extent that any offer letter, employment agreement or related agreement provides an ability to resign for “Good Reason” and receive a form of compensation pursuant to such resignation, you waive and release any claim that the modifications described herein constitute “Good Reason.”

[Signature Page to Follow]

Aram, we consider you a key member of our team, and look forward to continuing a productive and mutually beneficial relationship. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Side Letter Agreement to Stacie Rader within five (5) days.

Very truly yours,

BG Medicine, Inc.

By:	/s/ Eric Bouvier

Dated:

Acknowledged and Agreed:

/s/ Aram Adourian
Aram Adourian

Dated:	11/1/2012

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